Thor Announces Record Financial Results For Fourth Quarter And Fiscal Year, Continued Backlog Growth

ELKHART, Ind., Sept. 25, 2014 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced record financial results for the fourth quarter and fiscal year ended July 31, 2014.

Fourth Quarter Highlights:

  Sales from continuing operations for the fourth quarter of fiscal 2014 were a record $1.04 billion, up 14% from $914.0 million in the fourth quarter last year, as sales of both towable and motorized RVs posted double-digit growth.
  Gross profit margins decreased to 14.6% in the fourth quarter compared to 15.3% in the prior year period, due in part to the effects of the ongoing tight labor market in northern Indiana, changes in product mix, the ramp-up of production at the Company's new motorized facilities and a one-time inventory valuation adjustment of approximately $0.8 million related to the purchase accounting for the acquisition of KZ during the fourth quarter.
  Net income from continuing operations for the fourth quarter was $66.8 million, up 21% from $55.2 million in the prior-year fourth quarter.  Including the discontinued operations of Thor's Bus business, net income for the fourth quarter was $66.6 million, up 14% from $58.2 million in the fourth quarter of fiscal 2013.
  Diluted earnings per share (EPS) from continuing operations for the fourth quarter was $1.25, up 20% from $1.04 in the fourth quarter last year.  Including the discontinued operations of Thor's Bus business, diluted EPS for the fourth quarter was $1.25, up 15% from $1.09 in the fourth quarter of fiscal 2013.
  Net income for the fourth quarter of fiscal 2014 was adversely affected by the purchase accounting treatment for the acquisition of KZ, including the aforementioned inventory valuation adjustment of $0.8 million and amortization expense relating to KZ's backlog of $0.4 million.
  Towable RV sales were $825.5 million for the fourth quarter, up 11% from $745.8 million in the prior year period. Towable RV income before tax was $84.0 million, up 10% from $76.4 million in the fourth quarter last year, primarily as a result of increased sales volumes and a gain on the sale of a facility in Oregon, partially offset by increased labor costs and costs related to purchase accounting for the acquisition of KZ.
  Motorized RV sales were $217.8 million for the fourth quarter, up 29% from $168.2 million in the prior year fourth quarter. Motorized RV income before tax was $15.0 million, up 11% from $13.5 million last year, which was driven primarily by increased sales volumes, partially offset by start-up and labor costs associated with new production facilities.

"Thor had a successful year in fiscal 2014, with solid growth in revenues and earnings on both the towable and motorized sides of our business," said Bob Martin, Thor President and CEO. "During the year, we successfully completed three strategic towable acquisitions, expanded our production footprint with the Wakarusa and Elkhart production facilities and consolidated three west coast facilities, providing us with a strong base to support our future growth. Given the recent successful dealer Open House in Elkhart, our current line-up of innovative products, our strong dealer relationships and upcoming initiatives to better connect with consumers, we are well positioned for continued success in fiscal 2015," he added.

Fiscal 2014 Full Year Highlights:

  Sales from continuing operations for the fiscal year ended July 31, 2014 were a record $3.53 billion, up 9% from $3.24 billion in the prior year.
  Net income from continuing operations for the fiscal year ended July 31, 2014 was $175.5 million, up 16% compared to $151.7 million in fiscal 2013.  Including discontinued operations, net income for the fiscal year was $179.0 million, up 17% from $152.9 million in the prior year.
  Diluted EPS from continuing operations for the year ended July 31, 2014 was $3.29, up 15% from $2.86 in the prior year. Including discontinued operations, diluted EPS for the full year was $3.35, up 16% from $2.88 in fiscal 2013.
  Consolidated backlog on July 31, 2014 was $538.1 million, up 22% from $441.5 million at the end of fiscal 2013.  Towable RV backlog increased 30% to $296.8 million, compared to $228.4 million at the end of fiscal 2013.  Motorized RV backlog increased 13% to $241.3 million from $213.1 million a year earlier.
  Thor's total cash balances increased to $289.3 million, with no long-term debt.

"Thor achieved record levels of revenues and earnings from continuing operations in fiscal 2014 based on the continuing recovery of the RV market and the actions we have taken to improve our margins and operations," said Peter B. Orthwein, Thor Executive Chairman. "During the year we significantly increased our motorhome capacity and made three towable acquisitions that will continue to provide opportunities within new market niches and alternative distribution channels. We also completed the divestiture of our Bus business, allowing us to focus on the RV industry. Whether our future growth comes through our existing businesses or through acquisition, we look to extend our history of product innovation and quality to ensure we maintain and enhance our competitive position in the RV market."

Discontinuing Preliminary Sales Release:

Thor also announced that beginning with the first quarter of fiscal 2015, the Company will discontinue its preliminary sales release. The Company believes that ceasing the preliminary release will benefit investors by providing more detailed and comprehensive information regarding Thor's financial performance in a single release in coordination with the Company's quarterly and annual filings with the Securities and Exchange Commission. The earnings release for the first quarter of fiscal 2015 is tentatively scheduled for December 1, 2014. The dates for subsequent quarterly releases and filings will be published on the Investor Relations section of the Company's website at www.thorindustries.com.

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, restrictive lending practices, recent management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the integration of new acquisitions, the impact of the divestiture of the Company's bus businesses, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2014. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE 3 AND 12 MONTHS ENDED July 31, 2014 and 2013
($000's except share and per share data)

	3 MONTHS ENDED JULY 31, (unaudited)				12 MONTHS ENDED JULY 31,
	2014	% Net Sales (1)	2013	% Net Sales (1)	2014	% Net Sales (1)	2013	% Net Sales (1)

Net sales	$1,043,340		$ 914,001		$3,525,456		$3,241,795

Gross profit	$ 152,806	14.6%	$ 140,159	15.3%	$ 470,396	13.3%	$ 424,539	13.1%

Selling, general and administrative expenses	59,652	5.7%	53,743	5.9%	208,712	5.9%	194,650	6.0%

Impairment charges	-	0.0%	2,000	0.2%	710	0.0%	2,000	0.1%

Amortization of intangible assets	3,754	0.4%	2,602	0.3%	12,920	0.4%	10,460	0.3%

Interest income, net	359	0.0%	548	0.1%	1,567	0.0%	2,622	0.1%

Other income, net	1,969	0.2%	421	0.0%	3,198	0.1%	1,921	0.1%

Income from continuing operations before income taxes	91,728	8.8%	82,783	9.1%	252,819	7.2%	221,972	6.8%

Income taxes	24,949	2.4%	27,588	3.0%	77,303	2.2%	70,296	2.2%

Net income from continuing operations	66,779	6.4%	55,195	6.0%	175,516	5.0%	151,676	4.7%

Income from discontinued operations, net of income taxes	(199)	0.0%	3,026	0.3%	3,486	0.1%	1,186	0.0%

Net income	$ 66,580	6.4%	$ 58,221	6.4%	$ 179,002	5.1%	$ 152,862	4.7%

Earnings per common share from continuing operations
Basic	$ 1.25		$ 1.04		$ 3.29		$ 2.86
Diluted	$ 1.25		$ 1.04		$ 3.29		$ 2.86

Earnings per common share
Basic	$ 1.25		$ 1.10		$ 3.36		$ 2.88
Diluted	$ 1.25		$ 1.09		$ 3.35		$ 2.88

Weighted avg. common shares outstanding-basic	53,296,458		53,069,033		53,270,076		53,005,576
Weighted avg. common shares outstanding-diluted	53,409,543		53,196,326		53,361,690		53,115,548

	SUMMARY BALANCE SHEETS - July 31, ($000)

	2014	2013			2014	2013
Cash and equivalents	$ 289,336	$ 236,601	Current liabilities		$ 370,715	$ 326,565
Accounts receivable	279,793	246,379	Liabilities of discontinued operations		-	35,107
Inventories	216,354	153,036	Long-term liabilities		60,306	73,982
Deferred income tax and other	58,566	58,182	Stockholders' equity		977,697	892,614
Assets of discontinued operations	-	136,506
Total current assets	844,049	830,704
Property, plant & equipment, net	169,862	143,809
Goodwill	256,579	238,103
Amortizable intangible assets	119,783	97,753
Other assets	18,445	17,899
Total	$1,408,718	$1,328,268			$1,408,718	$1,328,268

(1) Percentages may not add due to rounding differences

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com